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                                                                    EXHIBIT 99.1



NEWS FROM ARDEN REALTY, INC.
FOR IMMEDIATE RELEASE

CONTACT:   RICK DAVIS

                (310) 966-2600

         ARDEN REALTY CLOSES ON $300 MILLION OF 10-YEAR SENIOR UNSECURED
                NOTES AND REDEEMS 8.875% SENIOR UNSECURED NOTES

                                  MARCH 1, 2005

Los Angeles, CA - Arden Realty, Inc. (NYSE: ARI), a Los Angeles-based office real estate investment trust, today announced that Arden Realty Limited Partnership has closed on $300 million senior unsecured notes due March 1, 2015 that were priced February 23, 2005. As previously announced, including offering expenses and the settlement of forward-starting swaps, the all-in effective rate of these unsecured notes is approximately 5.5%.

Arden Realty also announced today that Arden Realty Limited Partnership has redeemed all of its $200 million, 8.875% senior unsecured notes, maturing March 1, 2005. The total paid for the redemption was 100% of the principal amount of $200 million, plus interest accrued through March 1, 2005.

Arden Realty is a self-administered, self-managed REIT that owns, manages, leases, develops, renovates and acquires commercial office properties located in Southern California. Arden is the largest publicly traded office landlord in Southern California, with 120 properties consisting of 193 buildings and approximately 18.2 million net rentable square feet of office space. For more information on the Company, visit the Arden website at www.ardenrealty.com.

Statements in this news release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the company's expectations include the availability and cost of capital for future investments, competition within the industry, real estate and economic conditions, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.